Exhibit 21.1

Subsidiaries

Entity	Jurisdiction of Organization
Pieris Pharmaceuticals GmbH	Germany
Pieris Australia Pty Limited	Australia
Pieris Pharmaceuticals Securities Corporation Polo Merger Sub, Inc.	Massachusetts Delaware